Exhibit 23.1

EXHIBIT 23: CONSENTS OF EXPERTS

Independent Registered Public Accounting Firm’s Consent

Taxology Inc. Zhanna Kelley, CPA 2323 Steinway Street, Long Island City, NY 11105 nys.cpa.tax@gmail.com 201-230-5498

To the Board of Directors and

The Shareholders of

MineralRite Corporation

325 N. St. Paul Street – Suite 3100

Dallas, TX 75201

Consent

We consent to the inclusion in this Registration Statement of MineralRite Corporation, Inc. on Form 10 of our report dated January 10, 2025, which includes commentary as to MineralRite Corporation’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MineralRite Corporation for the years ended December 31, 2024, and 2023.

/s/ Zhanna Kelley, CP

Taxology Inc.

Long Island City, NY 11105

January 10, 2025

Please review pages 2 & 3 - Cautionary Notes on Forward-Looking Statements.	1